Exhibit 10.3

NONQUALIFIED STOCK OPTION AWARD AGREEMENT (for Non-Employee Directors)

Participant:	______________________________________
Award Number:	______________________________________
Plan:	2004 Long-Term Incentive Compensation Plan
Award Type:	Nonqualified Stock Option
Grant Date:	______________________________________
Number Shares:	______________________________________
Exercise Price:	______________________________________
Expiration Date:	11:59 p.m. local time in Durham, NC on the 7th anniversary of the Grant

Cree, Inc. (the “Company”) has awarded you a nonqualified stock option (the “Option”) to purchase _____ shares (the “Shares”) of the common stock of the Company at a purchase price of ___ per share, effective ____________, the Grant Date of the award. The Option is subject to and governed by the Cree, Inc. 2004 Long-Term Incentive Compensation Plan (the “Plan”) and the terms of this Nonqualified Stock Option Award Agreement (the “Agreement”).
You may exercise the Option to purchase up to the number of Shares for which it has vested unless and until the Option expires or is earlier terminated. In accordance with this Agreement and the Plan, upon any Termination of Service (as defined in this Agreement), the Option will be forfeited as to all Shares not then vested and will terminate thereafter as to vested Shares. If not previously terminated or expired, the Option will vest on ________________, provided that on the indicated vesting date you are an employee of the Company or another Employer under the Plan or serving as a member of the Board of Directors of the Company, and further provided that all options not then vested shall vest on the date of the _____ Annual Meeting of Shareholders of the Company.
Capitalized terms defined in the Plan and used in this Agreement without definition have the meaning specified in the Plan.
THE TERMS AND CONDITIONS ON THE PAGES FOLLOWING THIS SIGNATURE PAGE, INCLUDING THE APPENDIX, ARE AN INTEGRAL PART OF THIS AGREEMENT AND ARE INCORPORATED HEREIN BY THIS REFERENCE. BY SIGNING BELOW YOU ACKNOWLEDGE THAT YOU HAVE READ, UNDERSTAND AND AGREE TO BE BOUND BY SUCH TERMS AND CONDITIONS. FAILURE TO SIGN WILL RESULT IN FORFEITURE OF THE AWARD.

Dated:    ______________________

FOR CREE, INC.:                     ACCEPTED AND AGREED:

/s/ CHARLES M. SWOBODA
Charles M. Swoboda, Chairman, President and Chief Executive Officer

TERMS AND CONDITIONS

1.    Grant of Option. Subject to the terms of the Plan and this Agreement, the Company hereby grants you an Option as set forth on the first page of this Agreement.
2.    Term of Options. Unless sooner terminated in accordance with the Plan or this Agreement the Option will expire and cease to be exercisable upon the first to occur of the following:
(a)    the later of the expiration of (i) one (1) year following your Termination of Service as a member of the Board, whether or not you become an employee of the Company or any other Employer prior to or upon terminating service as a member of the Board, or (ii) the ninety (90) calendar days following your Termination of Service, provided that at the time of such termination you were a regular full-time employee of the Company or any other Employer or a regular part-time employee of the Company or any other Employer scheduled to work a minimum of 30 hours per week, except where the termination in either scenario results from your death or Disability or where your death occurs following the termination but while the Option is otherwise still exercisable;
(b)    the expiration of one (1) year following your Termination of Service if the termination results from your death;
(c)    the expiration of one (1) year following your Termination of Service if the termination results from your Disability, except where your death occurs after the termination but while the Option is otherwise still exercisable;
(d)    the expiration of one (1) year following your death if your death occurs after your Termination of Service but while the Option is otherwise still exercisable; or
(e)    the seventh (7th) anniversary of the Grant Date of the Option, at 11:59 P.M., local time, Durham, North Carolina.
Upon expiration or termination of the Option, it will have no further effect and cannot thereafter be exercised to purchase any Shares.
3.    Vesting. The Option will vest and become exercisable in accordance with the schedule set out on the first page of this Agreement and will become fully vested and exercisable to purchase all Shares subject to the Option, to the extent not already vested and exercisable, upon your Termination of Service on account of your death or Disability, unless otherwise provided in this Agreement or the Plan.
4.    Forfeiture upon Termination of Service. Except as otherwise provided in this Agreement or the Plan, upon your Termination of Service, you will forfeit the Option with respect to any Shares as to which the Option has not vested as of the date of your Termination of Service.
5.    Exercise of Option. To exercise the Option, you must complete, execute and deliver to the Company a notice of exercise in a form approved by the Company and pay to the Company the purchase price for the number of Shares specified in the notice together with all Tax-Related Items (as defined in Section 6 below) the Company is required to withhold, collect, or account for pursuant to this Agreement. Exercise of the Option will be effective only when the notice and required payments are actually received by the Company or upon your execution of a “broker-assisted exercise” or “cashless exercise” transaction with a broker approved by the Company. Furthermore, if the exercise is facilitated through a “broker-assisted exercise” or “cashless exercise” transaction by a brokerage firm you have designated, you agree that the brokerage firm is acting as your agent in the transaction and that the Company may rely upon notices, instructions and information given by such firm in connection with the exercise, as if the same were given by you. The Company will make the Shares available for electronic delivery in the U.S., and where allowed by applicable law outside the U.S., to an account you designate in writing, within three (3) business days after the Company receives the notice of exercise and required payments. In situations where electronic delivery is not available, the Company will deliver a certificate or certificates for the purchased Shares to you, or to such other person as you designate in writing.
6.    Responsibility for Taxes.
(a)    For purposes of this Agreement, “Tax-Related Items” means any or all income tax, social insurance tax, payroll tax, payment on account or other tax-related items that may be applicable this Award by law or regulation of any governmental authority, whether federal, state or local, domestic or foreign. Regardless of any action the Company takes with respect to withholding Tax-Related Items, you acknowledge that you are ultimately responsible for all Tax-Related Items and that such Tax-Related Items may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, without limitation, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends or dividend equivalents pursuant to Shares; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items or to achieve any particular tax result. Furthermore, if you have become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or (2) withholding from proceeds of the sale of Shares acquired upon exercise of the Option; or (3) withholding in Shares to be issued upon exercise of the Option.
(c)    Depending upon the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable minimum or maximum statutory withholding amounts or other applicable withholding rates. In the event Tax-Related Items are over-withheld, you will receive a refund in cash for any over-withheld amounts and will have no entitlement to the Shares equivalent. If the obligation for Tax-Related Items is satisfied by withholding of Shares, you shall be deemed, for tax purposes, to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.
(d)    You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise of the Option and refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items.
7.    Transfer of Option. Neither the Option nor any rights under the Option may be assigned, pledged as collateral or otherwise transferred, except as permitted by the Plan, nor may the Option or such rights be subject to attachment, execution or other judicial process. In the event of any attempt to assign, pledge or otherwise dispose of the Option or any rights under the Option, except as permitted by the Plan, or in the event of the levy of any attachment, execution or similar judicial process upon the rights or interests conferred by the Option, the Committee may in its discretion terminate the Option upon notice to you.
8.    Rights Prior to Exercise. You will have no rights as a shareholder with respect to any Shares until such Shares have been duly issued by the Company or its transfer agent pursuant to exercise of the Option.
9.    Termination of Service.
(a)    Unless otherwise provided in this Agreement or the Plan, for purposes of this Agreement “Termination of Service” means the discontinuance of your relationship with the Company as an employee of the Company or the Employer or any subsidiary or affiliate of the Company under the Plan or as a member of the Board of Directors of Cree, Inc. Except as determined otherwise by the Committee, you will not be deemed to have incurred a Termination of Service if the capacity in which you provide services to the Company changes (for example, you change from being a non-employee director to being an employee) or if you transfer employment among the various subsidiaries or affiliates of the Company constituting the Employer, so long as there is no interruption in your provision of services to the Company or other Employer as an employee or as a non-employee member of the Board of Directors of Cree, Inc. The Committee, in its discretion, will determine whether you have incurred a Termination of Service. You will not be deemed to have incurred a Termination of Service during a period for which you are on military leave, sick leave, or other leave of absence approved by the Employer.
(b)    If you are deemed to have incurred a Termination of Service other than a Termination of Service on account of your death or Disability, your right to vest in the Option under this Agreement of the Plan, if any, will terminate and any post-termination exercise period will commence effective as of the date that you are no longer actively providing services to the Company or one of its subsidiaries or affiliates (regardless of the reason for the termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period mandated under the employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Committee, in its discretion, will determine when you are no longer actively providing services for purposes of the Option grant (including whether you may still be considered to be providing services while on a leave of absence).
10.    Provisions of the Plan. The provisions of the Plan are incorporated by reference in this Agreement as if set out in full in this Agreement. To the extent that any conflict may exist between any other provision of this Agreement and a provision of the Plan, the Plan provision will control. All decisions of the Committee with respect to the interpretation, construction and application of the Plan or this Agreement shall be final, conclusive and binding upon you and the Company.
11.    Detrimental Activity. The Committee in its sole discretion may cancel, terminate, suspend or otherwise limit or restrict exercise of the unexercised portion of the Option if you engage in any “Detrimental Activity” (as defined below). In addition, if you engage in any Detrimental Activity prior to or within one (1) year after your Termination of Service, the Committee in its sole discretion may require you to pay to the Company the amount of all gain you realized from any exercise of the Option beginning six (6) months prior to your Termination of Service, provided that the Committee gives you notice of such requirement within one (1) year after your Termination of Service. In that event, the Company will be entitled to setoff such amount against any amount the Company owes to you, in addition to any other rights the Company may have. For purposes of this section:
(a)    “Company” includes Cree, Inc. and all other Employers under the Plan.
(b)    “Detrimental Activity” means any of the following conduct, as determined by the Committee in good faith:
(1)    the performance of services for any Competing Business (as defined below), whether as an employee, officer, director, consultant, agent, contractor or in any other capacity, except to the extent expressly permitted by any written agreement between you and the Company;
(2)    the unauthorized disclosure or use of any trade secrets or other confidential information of the Company;
(3)    any attempt to induce an employee to leave employment with the Company to perform services elsewhere, or any attempt to cause a customer or supplier of the Company to curtail or cancel its business with the Company;
(4)    breach of any confidentiality, noncompetition, nonsolicitation or nondisparagement obligations, or any obligations relating to the disclosure, assignment or protection of inventions, undertaken by you in any written agreement between you and the Company; or
(5)    any act of fraud, misappropriation, embezzlement, or tortious or criminal behavior that adversely impacts the Company.
(c)    “Competing Business” means any corporation, partnership, university, government agency or other entity or person (other than the Company) that is conducting research directed to, developing, manufacturing, marketing, distributing, or selling any product, service, or technology that is competitive with any part of the Company's Business (as defined below). "Company's Business" means the development, manufacture, marketing, distribution, or sale of, or the conduct of research directed to, any product, service, or technology that the Company is developing, manufacturing, marketing, distributing, selling, or conducting research directed to, at any time during your employment or other relationship with the Company, except that following your Termination of Service the Company's Business will be determined as of the time of such termination. As of the effective date of this Agreement, the Company's Business includes but is not limited to the conduct of research directed to, development, manufacture, marketing, distribution, and/or sale of the following products, services, and technologies: (1) silicon carbide (SiC) materials for electronic applications; (2) SiC materials for gemstone applications; (3) AIII nitride materials for electronic applications; (4) light-emitting diode (LED) devices and components; (5) power semiconductor devices made using SiC and/or AIII nitride materials and components incorporating such devices; (6) radio frequency (RF) and microwave devices made using SiC and/or AIII nitride materials and components and modules incorporating such devices; (7) LED backlights for liquid crystal displays (LCDs); (8) lighting products, modules, fixtures or devices incorporating any of the above materials or technology; and (9) other semiconductor devices made using SiC and/or AIII nitride materials and components incorporating such devices. You acknowledge that during your employment or other relationship with the Company the Company's Business may expand or change and you agree that any such expansions and changes shall expand or contract the definition of the Company's Business accordingly.
12.    Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other option grant materials (“Data”) by and among, as applicable, your Employer, the Company and its subsidiaries and affiliates, for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Employer holds or may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, position title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan.
You understand that Data may be transferred to any third parties as may be selected by the Company currently or in the future, which are assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in the United States or elsewhere, and that the recipient's country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting the Company's Stock Plan Administrator. You authorize the Company and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party whom you subsequently may elect to deposit any Shares acquired under the Plan. You understand that Data will be held pursuant to this Agreement only as long as the Company considers it necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents above, in any case without cost, by contacting in writing the Company's Stock Plan Administrator. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, your employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing consent is that the Company would not be able to grant you Options or receive any other equity awards or administer or maintain such awards. Therefore, you acknowledge, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you may contact the Stock Plan Administrator of the Company.
13.    Language. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version differs in meaning from the English version, the English version will control.
14.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Signed documents delivered to either party via facsimile or in portable document format will have the same effect as an original, unless otherwise required by applicable law.
15.    General.
(a)    Nothing in this Agreement will be construed as: (1) constituting a commitment, agreement or understanding of any kind that the Company or any other Employer will continue your employment or other relationship with the Company; or (2) limiting or restricting either party's right to terminate your employment or other relationship.
(b)    This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. You may not assign any rights under this Agreement without the written consent of the Company, which it may withhold in its sole discretion; any such attempted assignment without the Company's written consent shall be void. The Company may assign its rights under this Agreement at any time upon notice to you.
(c)    Notices under this Agreement must be in writing and delivered either by hand or by a reputable domestic or international carrier (postage prepaid and return receipt or proof of delivery requested), and, in the case of notices to the Company, addressed to its principal executive offices to the attention of the Stock Plan Administrator, and, in your case, addressed to your address as shown on the Employer's records.
(d)    This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the conflict of law provisions thereof, as if made and to be performed wholly within such State. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Option or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of North Carolina, agree that such litigation shall be conducted in the courts of Durham County, North Carolina, or the federal courts for the United States for the Middle District of North Carolina, and no other courts, where the Option grant is made and/or to be performed.
(e)    If any provision of this Agreement is held to be invalid or unenforceable, such determination shall not affect the other provisions of the Agreement and the Agreement shall be construed as if the invalid or unenforceable provision were omitted and a valid and enforceable provision, as nearly comparable as possible, substituted in its place.
(f)    Notwithstanding any prior option award agreement between you and the Company under which options may have been awarded, this Agreement and the Plan set forth all of the promises, agreements and understandings between you and Company relating to the Option granted pursuant to this Agreement, constitutes the complete agreement between the parties regarding the Option, and replaces any prior oral or written communications regarding the same.
(g)    Shares issued upon exercise of the Option may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under applicable law or the rules and regulations of the U.S. Securities and Exchange Commission or any stock exchange or trading system upon which the common stock of the Company is listed, and the Committee may cause a legend or legends to be placed on any such certificates or the stock records of the Company to make appropriate reference to such restrictions.
(h)    You agree that the Option, even if later forfeited, serves as additional, valuable consideration for your obligations, if any, undertaken in any existing agreement between you and the Company and/or other Employer regarding confidential information, noncompetition, nonsolicitation or similar covenants.
(i)    You acknowledge, represent and warrant to the Company, and agree with the Company, that (i) except for information provided in the Company's filings with the U.S. Securities and Exchange Commission and in the Company's current prospectus relating to the Plan, you have not relied and will not rely upon the Committee, the Company, an Employer or any employee or agent of the Company or an Employer in determining whether to accept or exercise the Option, or in connection with any disposition of Shares purchased upon exercise of the Option, or with respect to any tax consequences related to the grant or exercise of the Option or the disposition of Shares purchased pursuant to exercise of the Option, and (ii) you will seek from your own professional advisors such investment, tax and other advice as you believe necessary.
(j)    You acknowledge that you may incur a substantial tax liability as a result of exercise of the Option. You assume full responsibility for all such consequences and the filing of all tax returns and related elections you may be required or find desirable to file. If you are required to make any valuation of the Option or Shares purchased pursuant to exercise of the Option under any federal, state or other applicable tax law, and if the valuation affects any tax return or election of the Company or the Employer or affects the Company's financial statement reporting, you agree that the Company may determine the value and that you will observe any determination so made by the Company in all tax returns and elections filed by you.
(k)    You acknowledge that copies of the Plan and Plan prospectus are available upon written or telephonic request to the Company's Stock Plan Administrator.
16.    Severability. The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
17.    Nature of Grant. In accepting this grant, you acknowledge, understand and agree that:
(a)    the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless expressly provided otherwise in the Plan or the Agreement;
(b)    the grant of the Option is voluntary and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;
(c)    all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;
(d)    your participation in the Plan is voluntary;
(e)    your participation in the Plan will not create a right to employment with the Company or the Employer and will not interfere with the ability of the Company, the Employer or any subsidiary or affiliate to terminate your employment or service relationship at any time;

(f)    if you are employed by a non-U.S. entity and provide services outside the U.S., the Option and the Shares subject to the Option are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to your Employer, and they are outside the scope of your employment or service contract, if any, with your Employer;
(g)    the Option and the Shares subject to the Option are not intended to replace any pension rights or compensation;
(h)    the Option and the Shares subject to the Option are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(i)    the Option grant and your participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company, the Employer or any subsidiary or affiliate of the Company;
(j)    the future value of the Shares is unknown and cannot be predicted with certainty;
(k)    if the Shares do not increase in value, the Option will have no value;
(l)    if you exercise the Option and obtain Shares, the value of those Shares acquired upon exercise may increase or decrease in value, even below the Share purchase price;
(m)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of your employment or service relationship by the Company or the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and, in consideration of the grant of the Option, to which you otherwise are not entitled, you irrevocably agree (i) never to institute any such claim against the Company, the Employer, or any subsidiary or affiliate of the Company, (ii) to waive your ability, if any, to bring any such claim, and (iii) to release the Company and the Employer and any subsidiary or affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;
(n)    the Option and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, takeover, or transfer of liability;
(o)    neither the Company, the Employer nor any subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Option or if any payments due to you pursuant to settlement of the Option or the subsequent sale of any Shares acquired upon settlement; and
(p)    this award and any other award(s) granted under the Plan on the Grant Date are intended to fulfill any and all agreements, obligations or promises, whether legally binding or not, previously made by the Company or another Employer under the Plan to grant you options or other rights to common stock of the Company. By signing this Agreement, you accept such awards, along with all prior awards received by you, in full satisfaction of any such agreement, obligation or promise.
18.    No Advice Regarding Grant. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
19.    Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company shall not be required to deliver any shares issuable upon purchase of shares under the Plan prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

20.    Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant.
21.    Appendix. Notwithstanding any provisions in this Agreement, the Option grant shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for your country to the extent that the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. Moreover, if you relocate to or from one of the countries included in any such Appendix, the special terms and conditions for the country you are moving from and/or the country you are moving to will apply to you to the extent that the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. If included, the Appendix is incorporated in and constitutes part of this Agreement.
22.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent that the Company determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.